                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                               -----------------
                                                                SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING                0-18205
                                                               -----------------
                                                     ---------------------------
                                                                    CUSIP NUMBER
                                                     ---------------------------
(Check One)

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

For Period Ended:  September 30, 2000

[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended____________________________________


--------------------------------------------------------------------------------
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification related: N/A

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------
Full Name of Registrant:  OEC Compression Corporation (the "Company")

Former Name if Applicable:  Equity Compression Services Corporation

Address of Principal Executive Office (Street and Number):

2501 Cedar Springs Road
Suite 600
Dallas, TX  75201

--------------------------------------------------------------------------------
PART II - RULES 12b-25(b) AND (c)
--------------------------------------------------------------------------------
If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable
                    effort or expense. [X]  Yes     [ ] No

                (b) The subject annual report semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion that will be filed on or before the fifteenth calendar day following the prescribed due date, or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date.
                    [X]  Yes     [ ] No

                (c) The accountant's statement or other exhibit required by
                    Rule 12b-25(c) has been attached if applicable.  N/A

PART III - NARRATIVE

--------------------------------------------------------------------------------
State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filled with the prescribed time period.

                The financial statements for the period ending September 30, 2000 are not complete.

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

                (1) Name and telephone number of person to contact in regard to this notification:

                    Jack D. Brannon (214) 953-9560

                (2) Have all other periodic reports required under section 12 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been
filed?  If the answer is no, identify report(s). [X] Yes     [ ] No

                (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof? [ ] Yes     [X] No

                If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          OEC COMPRESSION CORPORATION
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2000        /s/Jack D. Brannon
                                Jack D. Brannon
                                Senior Vice President and
                                Chief Financial Officer

--------------------------------------------------------------------------------
                                   ATTENTION

                Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------